Exhibit 99.1

National Technical Systems Reports Fiscal 2005 First Quarter Results

CALABASAS, Calif.—(BUSINESS WIRE)—June 15, 2004—National Technical Systems, Inc. (Nasdaq:NTSC) (NTS) today announced results for its fiscal 2005 first quarter ended April 30, 2004. According to Chairman and Chief Executive Officer Jack Lin, Ph.D., revenues and gross margins in the Company’s Engineering & Evaluation segment for the first quarter of fiscal 2005 rose from prior fiscal year first quarter levels helping to drive year-over-year increases in net income and earnings per share.

Total revenues for the first quarter of fiscal 2005 were $27.3 million, with net income of $533,000, or a fully diluted $0.06 per share, compared to total revenues of $26.8 million, with net income of $327,000, or a fully diluted $0.04 per share for the year-earlier period. Operating income for the fiscal year 2005 first quarter was $915,000, compared to $887,000 for the prior fiscal year period.

Sequentially, total revenues in this fiscal year’s first quarter increased 12 percent from fiscal 2004 fourth quarter levels, as operating income was up 52 percent, and net income and earnings per share rose 51 percent and 50 percent, respectively. Fiscal 2005 first quarter results included a one-time gain of $158,000 from the sale of real estate.

The Company’s April 30, 2004 balance sheet increased in strength as cash grew from fiscal 2004 year-end levels by $820,000 to $5.5 million, total assets increased to $64.5 million, shareholders’ equity rose to $29.4 million and the Company’s current ratio at quarter end was 3.2:1. The fully diluted share count used in calculating earnings per share in the first quarter of 2005 was 9,600,000 compared to a fully diluted share count used in the comparable period of the prior fiscal year of 8,904,000.

Revenues from Engineering & Evaluation for the fiscal 2005 first quarter were $15.7 million, compared to $14.2 million for the year-earlier period. This year-over-year increase of 10 percent was primarily due to the additional revenue of $819,000 from the acquisition of DTI Holdings, LLC, which closed in late January of this year, and increases in the Company’s testing business on space programs at the Los Angeles facility and automotive testing at the Detroit facility. A year-to-year decrease in the military testing business at the Camden, Arkansas facility partially offset this increase, as last fiscal year’s first quarter included revenues from an unusually large testing program for the U.S. Air Force.

Operating income for the fiscal 2005 first quarter for Engineering & Evaluation was $796,000, compared to $745,000 for the year-earlier period. Gross margins as a percentage of revenue for the first quarter of fiscal 2005 was 26.7 percent, compared to 26.0 percent for the prior year period.

Revenues from Technical Solutions for the fiscal 2005 first quarter were $11.6 million, compared to $12.6 million for the year-earlier period. The decrease in revenues was due to the continuing weak demand for full-time and contract help in the information technology (IT) market and a decrease in engineering personnel at a major customer.

Operating income for the fiscal year 2005 first quarter for Technical Solutions was $119,000, compared to $142,000 for the year-earlier period. The year-to-year decrease in operating income was due to a decrease in gross profit as a percentage of revenue due to competitive pricing pressures in the staffing industry, partially offset by a decrease in selling, general and administrative expenses.

President and Chief Operating Officer William C. McGinnis commented, “We are focused on continuing to grow our top- and bottom-line in fiscal 2005 by expanding our service offerings domestically and internationally, cost effectively increasing efficiency, improving our internal processes, and pursuing key strategic acquisitions and partnerships. We made good progress in the execution of this strategy during the first quarter of this fiscal year, including the expansion of our service offerings in market segments where we anticipate increased activity in the coming quarters, which includes the telecommunications and transportation markets.”

NTS is actively involved in the development of new industry standards in a number of markets and, as one of only two companies approved by the Zigbee(TM) Alliance to provide product certification for the new generation of wireless monitoring and control products, the Company believes these certifications provide the foundation for NTS to expand its service offerings to product manufacturers in Taiwan, Hong Kong and mainland China. NTS is also approved for Universal Serial Bus On-The-Go (USB OTG) device-to-device communications for wireless products. The ZigBee Alliance is an association of companies working together to create a low-cost, low-power consumption, two-way wireless communications global standard.

“In addition to favorable trends in the wireless and defense markets, we anticipate that research and development spending will continue to increase in programs designed to improve operational readiness in the war against terrorism and in other key Department of Defense initiatives. As a result, we have enhanced our military testing capabilities, especially at our Camden, Arkansas facility, to take advantage of anticipated increased military spending. We have also expanded our automotive testing services in our Detroit facility to include rollover airbags to meet the needs of automotive manufacturers,” added McGinnis. “With the automobile industry focused on safety, we expect to see more testing of safety innovations.”

The Engineering & Evaluation segment is one of the largest independent conformity assessment and management system registration organizations in the United States, with facilities throughout the United States and in Japan and Germany serving a large variety of high technology industries, including aerospace, defense, automotive, power products, electronics, computers and telecommunications. In addition, this segment performs management registration and certification services to ISO related standards.

The Technical Solutions segment is a national provider of professional and specialty staffing services including contract services, temporary and full time placements, providing specialty solutions services to its customers specifically in the area of IT, information systems, software engineering and construction needs. Technical Solutions supplies professionals in support of customers who need help-desk analysts and managers, relational database administrators and developers, application and systems programmers, configuration and project managers, engineering personnel and multiple levels of system operations personnel.

Conference Call

As previously announced, NTS is conducting a conference call to review the financial results today at 11:30 a.m. Eastern Time (8:30 a.m. Pacific Time). The dial-in number for the call is 1-888-882-0119. A live webcast and archive of the call can be accessed at www.ntscorp.com.

About National Technical Systems, Inc.

National Technical Systems, Inc. is a business-to-business services company providing organizations in the aerospace, defense, information technology (IT) and high technology markets integrated testing, certification, quality registration, systems evaluation and engineering solutions. For additional information about National Technical Systems, visit its Web site at www.ntscorp.com.

The statements in this press release that relate to future plans, events or performance, are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to customer orders, demand for services and products, development of markets for the companies’ services and products and other risks identified in the companies’ SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

NATIONAL TECHNICAL SYSTEMS, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Income

	Three Months Ended April 30,
	2004	2003

Net revenues	$27,301,000	$26,812,000
Cost of sales	21,328,000	21,166,000
Gross profit	5,973,000	5,646,000

Selling, general and administrative expense	5,058,000	4,759,000
Operating income	915,000	887,000
Other income (expense):
Interest expense, net	(252,000)	(307,000)
Other	152,000	1,000
Total other expense	(100,000)	(306,000)

Income before income taxes and minority interest	815,000	581,000
Income taxes	328,000	251,000

Income before minority interest	487,000	330,000
Minority interest	46,000	(3,000)

Net income	$533,000	$327,000

Net income per common share:
Basic	$0.06	$0.04
Diluted	$0.06	$0.04

Weighted average common shares outstanding	8,874,000	8,616,000
Dilutive effect of stock options	726,000	288,000
Weighted average common shares outstanding, assuming dilution	9,600,000	8,904,000

Contacts

National Technical Systems

Lloyd Blonder, 818-591-0776

or

Allen & Caron Inc

Jill Bertotti (Investors), 949-474-4300

jill@allencaron.com

or

Len Hall (Media), 949-474-4300

len@allencaron.com